                                                                   EXHIBIT 4.3



                              AMENDED AND RESTATED


                       ASSIGNMENT AND SECURITY AGREEMENT



                         Dated as of September 13, 1994


                                     Among


                          BROADWAY RECEIVABLES, INC.,


                         BLUE HAWK FUNDING CORPORATION,


                             BANKERS TRUST COMPANY,
                                  as Trustee,


                             BANKERS TRUST COMPANY,
                            as Cash Collateral Bank,


                                      and


                      GENERAL ELECTRIC CAPITAL CORPORATION

                               TABLE OF CONTENTS



                                                                         PAGE
                                                                         ----
SECTION 1.  Grant of Security . . . . . . . . . . . . . . . . . . . . ..   3

SECTION 2.  Security for Obligations  . . . . . . . . . . . . . . . . ..   7

SECTION 3.  Delivery of Collateral  . . . . . . . . . . . . . . . . . ..   8

SECTION 4.  Investing of Amounts in the
              Cash Collateral Account and
              the Reserve Account . . . . . . . . . . . . . . . . . . ..   8

SECTION 5.  The Blocked Deposit Accounts  . . . . . . . . . . . . . . ..   9

SECTION 6.  Cash Collateral Account . . . . . . . . . . . . . . . . . ..  11

SECTION 7.  Release of Amounts  . . . . . . . . . . . . . . . . . . . ..  12

SECTION 8.  Borrower Remains Liable . . . . . . . . . . . . . . . . . ..  17

SECTION 9.  Representations and Warranties  . . . . . . . . . . . . . ..  17

SECTION 10.  Further Assurances; Supplements  . . . . . . . . . . . . ..  19

SECTION 11.  Additional Covenants . . . . . . . . . . . . . . . . . . ..  20

SECTION 12.  Collateral Agent Appointed
               Attorney-in-Fact . . . . . . . . . . . . . . . . . . . ..  25

SECTION 13.  Collateral Agent May Perform . . . . . . . . . . . . . . ..  26

SECTION 14.  The Collateral Agent . . . . . . . . . . . . . . . . . . ..  26

SECTION 15.  Remedies Upon Default;
               Application of Collateral  . . . . . . . . . . . . . . ..  28

SECTION 16.  Drawings Under the LOC . . . . . . . . . . . . . . . . . ..  33

SECTION 17.  Amendments, Etc. . . . . . . . . . . . . . . . . . . . . ..  34






                                      (i)

                                                                                  Page
                                                                                  ----
SECTION 18.  Indemnity and Expenses . . . . . . . . . . . . . . . . . . . . . . .  34

SECTION 19.  Successor Collateral Agent . . . . . . . . . . . . . . . . . . . . .  35

SECTION 20.  Addresses for Notices  . . . . . . . . . . . . . . . . . . . . . . .  36

SECTION 21.  No Waiver; Cumulative Remedies . . . . . . . . . . . . . . . . . . .  36

SECTION 22.  Continuing Security Interest . . . . . . . . . . . . . . . . . . . .  37

SECTION 23.  Further Indemnification  . . . . . . . . . . . . . . . . . . . . . .  37

SECTION 24.  Governing Law; Terms . . . . . . . . . . . . . . . . . . . . . . . .  37

SECTION 25.  No Petition in Bankruptcy  . . . . . . . . . . . . . . . . . . . . .  38

SECTION 26.  Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . . . .  38

SECTION 27.  Jurisdiction; Consent to
               Service of Process . . . . . . . . . . . . . . . . . . . . . . . .  38

SECTION 28.  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

SECTION 29.  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

SECTION 30.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39


SCHEDULE I   - Blocked Deposit Accounts
SCHEDULE II  - Post Office Boxes
SCHEDULE III - Equipment Locations
SCHEDULE IV  - Offices Where Related Contracts and Books,
                 Records, Etc. Evidencing Receivables Are
                 Kept


EXHIBIT A-1    Form of Blocked Deposit Agreement
                 (Deposit Accounts)
EXHIBIT A-2    Form of Blocked Deposit Agreement
                 (Concentration Account)
EXHIBIT B      Form of Instruction to Post Office
EXHIBIT C      Form of Blue Hawk Interest Rate Cap
                 Agreement
EXHIBIT D      Form of Borrower Interest Rate
                 Cap Agreement





                                      (ii)

                              AMENDED AND RESTATED
                       ASSIGNMENT AND SECURITY AGREEMENT


                 AMENDED AND RESTATED ASSIGNMENT AND SECURITY AGREEMENT dated as of September 13, 1994, among BROADWAY RECEIVABLES, INC. (formerly CHH Receivables, Inc.), a Delaware corporation (the "Borrower"); BLUE HAWK FUNDING CORPORATION, a Delaware corporation (the "Lender"); BANKERS TRUST COMPANY, a New York banking corporation, as trustee under the below referenced Indenture (in such capacity, the "Trustee"); BANKERS TRUST COMPANY, a New York banking corporation, as cash collateral bank (in such capacity, the "Cash Collateral Bank"); GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation, as agent for the Lender under the below referenced Credit Agreement (in such capacity, the "Agent"), as agent for the letter of credit providers (the "LOC Providers") under the below referenced Reimbursement Agreement (in such capacity, the "LOC Agent") and as agent for the below referenced Liquidity Lenders (the "Liquidity Agent"); and GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation, as collateral agent (in such capacity, the "Collateral Agent") for the benefit of
(a) itself as Agent, and Collateral Agent, (b) the Liquidity Agent on behalf of the Liquidity Lenders, (c) the LOC Agent on behalf of the LOC Providers, (d) the Lender, (e) the Trustee on behalf of the holders of the below referenced Indenture Notes (the "Noteholders"), (f) BANKERS TRUST COMPANY, in its capacity as depositary (the "Depositary") and (g) the holders of Commercial Paper (the "CP Holders").


                             W I T N E S S E T H :


                 WHEREAS, the Lender and the Agent have entered into a Receivables-Backed Credit Agreement dated as of October 8, 1992 (as such agreement has been amended through the date hereof and may hereafter be amended or otherwise modified from time to time, being the "Credit Agreement"; the capitalized terms defined therein and not otherwise defined herein being used herein shall have the meanings set forth therein) with the Borrower; and

                 WHEREAS, the Borrower has entered into a Letter of Credit Reimbursement Agreement (as such agreement may hereafter be amended or otherwise modified from time to time, being the "Reimbursement Agreement") with the LOC Agent, the LOC Providers and the Lender; and

                 WHEREAS, the Lender has entered into a Liquidity Agreement dated as of October 8, 1992 (as such agreement has been amended to the date hereof and may hereafter be amended or otherwise modified from time to time, being the "Liquidity Agreement") with a group of lenders (the "Liquidity Lenders") on whose behalf the Liquidity Agent is acting; and

                 WHEREAS, the Lender has issued and intends to continue to issue its Commercial Paper and has entered into a Depositary Agreement (as such agreement may hereafter be amended or otherwise modified from time to time, being the "Depositary Agreement") with the Depositary in connection therewith; and

                 WHEREAS, the Borrower has entered into an Indenture dated as of September 1, 1994 (as such agreement may hereafter be amended or otherwise modified from time to time, being the "Indenture", the capitalized terms defined therein and not otherwise defined herein or in the Credit Agreement being used herein shall have the meanings set forth therein) with the Trustee pursuant to which the Borrower intends to issue $38,000,000 aggregate principal amount of 7.55% Subordinated Credit Card Notes, Class A, Due 1999 (the "Class A Notes") and $26,000,000 aggregate principal amount of 11% Subordinated Credit Card Notes, Class B, Due 1999 (the "Class B Notes," and, together with the Class A Notes, the "Indenture Notes"); and

                 WHEREAS, it is a condition precedent to (a) the making of Advances by the Lender under the Credit Agreement, (b) the issuance of the letter of credit (the "LOC") by the LOC Providers under the Reimbursement Agreement, (c) the execution and delivery by the Liquidity Lenders of the Liquidity Agreement and (d) the issuance of the Indenture Notes, that the Borrower and the Lender shall have executed and delivered this Agreement and assigned and pledged the accounts receivable, agreements, bank accounts and other rights and interests contemplated by this Agreement, and that the Cash Collateral Bank, the Agent, the LOC Agent, the Collateral Agent, the Trustee and the Liquidity Agent shall have executed and delivered this Agreement;

                 NOW, THEREFORE, in consideration of the premises and in order to induce (a) the Lender to make Advances under the Credit Agreement, (b) the LOC Providers to issue the LOC, (c) the Liquidity Lenders to execute and deliver the Liquidity Agreement and (d) the Trustee to authenticate and deliver the Indenture Notes, the Borrower and the Lender hereby agree with the Collateral Agent, the Agent, the Lender, the LOC Agent for its benefit and the benefit of the LOC Providers, the Liquidity Agent for its benefit and the benefit of the Liquidity Lenders, the Depositary for its benefit and the benefit of the CP Holders and the Trustee for its benefit and the benefit of the Indenture Noteholders (collectively, the "Secured Parties") as follows:

                 SECTION 1. Grant of Security. (a) The Borrower hereby assigns and pledges to the Collateral Agent for its benefit and for the benefit of the Lender, the LOC Agent, the LOC Providers, the Agent and the Trustee on its behalf and on behalf of the Noteholders and the Note Owners (collectively, the "Borrower Secured Parties") and grants to the Collateral Agent for its benefit and for the benefit of the Borrower Secured Parties a security interest in and lien upon, all of the Borrower's right, title and interest in and to the following, in each case whether now or hereafter existing or in which Borrower now has or hereafter acquires an interest and wherever the same may be located (collectively, the "Borrower Collateral"):

                 (i) All accounts, contract rights, chattel paper, instruments, general intangibles and other obligations of any kind, now or hereafter existing (including, without limitation, all Purchased Receivables), whether or not arising out of or in connection with the sale or lease of goods or the rendering of services by any Person, including the right to payment of any interest or finance charges, attorneys' fees and other obligations with respect thereto, and all rights in and to all security agreements, and other contracts securing or otherwise relating to any such accounts, contract rights, chattel paper, instruments, general intangibles or obligations (collectively, the "Pledged Receivables," and any and all such security agreements and other contracts being the "Related Contracts");

             (ii) All guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of any Purchased Receivables;

                 (iii) All equipment in all of its forms, wherever located, now or hereafter existing (including, but not limited to, all software, data bases, materials, books, records, computer programs, magnetic tapes, disks and cassettes relating to Receivables, and all other equipment in which information concerning Receivables is stored or which are necessary or helpful in the collection thereof), and all parts thereof and accessions thereto (any and all such equipment, parts and accessions being the "Equipment");

                 (iv) The Purchase Agreement, all Blocked Deposit Agreements, all Post Office Boxes, all agreements now or hereafter in effect relating to the servicing or processing of the Pledged Receivables, the Subordinated Retailer Security Agreement, those certain Interest Rate Cap Agreements between the Borrower and each of Citicorp, N.A., Nationsbank, N.A. and Bank of America National Trust and Savings Association, each substantially in the form of Exhibit D hereto (collectively, the "Borrower Cap Agreement") and all other Interest Rate Contracts to which the Borrower is a party, as the same may be amended or otherwise modified from time to time (as so amended or modified, the "Assigned Agreements"), including, without limitation, (A) all rights of the Borrower to receive moneys due and to become due under or pursuant to the Assigned Agreements, (B) all rights of the Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (C) claims of the Borrower for damages arising out of or for breach of or default under the Assigned Agreements and (D) the right of the Borrower to amend, waive or terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder (the Collateral described in this paragraph (a)(iv) of Section 1 being sometimes described herein as the "Assigned Collateral");

                 (v)      All of the following (the "Account Collateral"):

                          (A) The Cash Collateral Account (as hereinafter defined), all funds held therein, and all certificates and instruments, if any, from time to time representing or evidencing the Cash Collateral Account;

                          (B) The Reserve Account (as defined in the Reimbursement Agreement), all funds held therein, and all certificates and instruments, if any, from time to time representing or evidencing the Reserve Account;

                          (C) The Operating Account (as hereinafter defined), all funds therein and all certificates and instruments, if any, from time to time representing or evidencing the Operating Account;

                          (D) All Blocked Deposit Accounts (as hereinafter defined), all funds held therein, and all certificates and instruments, if any, from time to time representing or evidencing such funds or the Blocked Deposit Accounts;

                          (E) All Investments (as hereinafter defined) from time to time and all certificates and instruments, if any, from time to time representing or evidencing the Investments;

                          (F) All notes, certificates of deposit and other instruments from time to time hereafter delivered to or otherwise possessed by the Collateral Agent for and on behalf of the Borrower in substitution for or in addition to any of the then existing Account Collateral; and

                          (G) All interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any and all of the then existing Account Collateral;

                 (vi) All proceeds (including, without limitation, In-Store Payments), accessions, substitutions, rents and profits of any and all of the foregoing Borrower Collateral (including, without limitation, proceeds that constitute property of the types described in clauses
         (i) through (v) above) and, to the extent not otherwise included, all payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Borrower Collateral. For purposes of this Agreement, the term "proceeds" includes whatever is receivable or received when Collateral or proceeds are sold, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes, without limitation, all rights to payment, including returned premiums, with respect to any insurance relating thereto.

                 (b) The Lender hereby assigns and pledges to the Collateral Agent for its benefit and for the benefit of the Liquidity Lenders, the Liquidity Agent, the Cash Collateral Bank and the Depositary, on its behalf and on behalf of the Holders (collectively, the "Lender Secured Parties") and grants to the Collateral Agent for its benefit and for the benefit of the Lender Secured Parties a security interest in all of the Lender's right, title and interest in and to the following, whether now owned or hereafter acquired (collectively, the "Lender Collateral"):

                 (i)      the Borrower Collateral;

                 (ii) the Credit Agreement, the Note, the LOC, the Reimbursement Agreement and the Liquidity Agreement, as the same may be amended or otherwise modified from time to time (as so amended or modified, the "Lender Assigned Agreements"), including, without limitation, (A) all rights of the Lender to receive moneys due and to become due under or pursuant to the Lender Assigned Agreements, (B) all rights of the Lender to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Lender Assigned Agreements, (C) claims of the Lender for damages arising out of or for breach of or default under the Lender Assigned Agreements and (D) the right of the Lender to amend, waive or terminate the Lender Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

                 (iii) the Lender's Account and all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing such funds or the Lender's Account;

                 (iv) the Interest Rate Cap Agreement, dated as of October 8, 1992 between the Lender and General Electric Capital Corporation, in the form of Exhibit C hereto (the "Blue Hawk Cap Agreement"); and

                 (v) all proceeds of any and all of the foregoing Lender Collateral (including, without limitation, proceeds that constitute property of the types described in clauses (i), (ii) and (iii) above), and, to the extent not otherwise included, all payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty, or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Lender Collateral. For purposes hereof, the term "proceeds" includes whatever is receivable or received when Collateral or proceeds are sold, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes, without limitation, all rights to payment, including returned premiums, with respect to any insurance relating thereto.

                 (c) The Borrower Collateral pledged by the Borrower in clause (a) above and the Lender Collateral pledged by the Lender in clause (b) above shall collectively be referred to herein as the "Collateral."

                 SECTION 2. Security for Obligations. (a) This Agreement secures and the Collateral is collateral security for the prompt payment or performance in full when due, whether at stated maturity, by acceleration or otherwise of all obligations of every nature of the Borrower or the Lender, as the case may be, now or hereafter existing under the Credit Agreement, the Reimbursement Agreement, the Indenture, the Indenture Notes, the Liquidity Agreement, the Depositary Agreement, the Commercial Paper, and any promissory note or other document or instrument delivered pursuant thereto and all amendments, extensions or renewals thereof or hereof, whether for principal, interest, fees, expenses or otherwise, whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred and all or any portion of such obligations that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from any Borrower Secured Party or Lender Secured Party, as the case may be, as a preference, fraudulent transfer or otherwise, and all obligations of every nature of the Borrower or the Lender, as the case may be, now or hereafter existing under this Agreement (all such obligations being the "Secured Obligations").

                 (b) The grant by the Borrower to the Collateral Agent pursuant to Section 1(a) above and the grant by the Lender to the Collateral Agent pursuant to Section 1(b) above are not for the equal and ratable benefit of the Borrower Secured Parties and the Lender Secured Parties, respectively. The relative rights, benefits and priorities of each of the Borrower Secured Parties and each of the Lender Secured Parties are as specifically set forth in the provisions of this Agreement, including but not limited to Sections 7 and 15 hereof.

                 SECTION 3. Delivery of Collateral. All certificates or instruments, if any, representing or evidencing the Collateral shall be delivered to and held by or on behalf of the Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent. The Collateral Agent shall have the right, at any time in its discretion and without notice to the Borrower or the Lender, to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Collateral. In addition, the Collateral Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations.

                 SECTION 4. Investing of Amounts in the Cash Collateral Account and the Reserve Account. (a) The Cash Collateral Bank shall, subject to the provisions of Section 6, Section 7 and Section 15, from time to time for the account and at the risk of the Borrower, upon the instructions of the Collateral Agent (which instructions may be general or specific and may be given in writing or by telephone confirmed promptly thereafter in writing) (i) invest amounts on deposit in the Cash Collateral Account in Cash Equivalents and (ii) invest and reinvest interest on and proceeds of such investments in Cash Equivalents (the investments referred to in clauses (i) and (ii) above being collectively "Investments"). Interest and proceeds which are not invested or reinvested in Investments as provided above shall be deposited and held in the Cash Collateral Account.

                 (b) The Cash Collateral Bank shall, from time to time, upon the instructions of the Collateral Agent (which instructions may be general or specific and may be given in writing or by telephone confirmed promptly thereafter in writing), (i) invest amounts on deposit in the Reserve Account in Cash Equivalents and (ii) release all interest on and proceeds of such investments to the Operating Account on the fifth Business Day following the end of each calendar month unless an Event of Default or an L/C Event of Default (as defined in the Reimbursement Agreement) has occurred and is continuing. If an Event of Default or an L/C Event of Default has occurred and is continuing, such interest shall be released to the LOC Agent on the fifth Business Day following the end of each calendar month for application by the LOC Agent to any amounts then due and owing by the Borrower under the Reimbursement Agreement. All amounts remaining on deposit in the Reserve Account shall be released to the LOC Agent at the earlier of (A) the Business Day following the day the Agent notifies the Collateral Agent that the Principal of and Interest on all Advances have been paid in full, the Commitment has been irrevocably terminated and all Required Payments payable or to be payable by the Borrower under any Facility Documents have been paid in full and (B) the Business Day following the Liquidity Termination Date or such later date on which all Commercial Paper and all amounts due and owing to the Liquidity Lenders under the Liquidity Agreement and the Loan Notes shall have been paid in full.

                 (c) The Cash Collateral Bank shall be entitled to rely on any instructions given by the Collateral Agent in accordance with paragraphs (a) and (b) of this Section 4 or otherwise in accordance with the terms of this Agreement. Funds received in the Cash Collateral Account or the Reserve Account after 2:00 P.M. (New York City time) on any Business Day are not required to be invested by the Cash Collateral Bank until the following Business Day.

                 SECTION 5. The Blocked Deposit Accounts. (a) The Borrower has established with certain banks (the "Blocked Deposit Banks") certain lockboxes and certain blocked deposit accounts (including, without limitation, blocked deposit accounts into which the Servicer deposits from time to time monies, instruments and other property received by it directly or through the Post Office Boxes listed on Schedule II) into which monies, instruments and other property are deposited from time to time (all such lockboxes and blocked deposit accounts and any replacements thereof and all monies, instruments and other property deposited therein being collectively the "Blocked Deposit Accounts") for the deposit of cash and other proceeds of Collateral. The Borrower hereby transfers to the Collateral Agent the exclusive dominion and control of the

Blocked Deposit Accounts and all monies, instruments and other property from time to time therein. The Borrower will not make or cause to be made, or have any ability to make or cause, any withdrawals from the Blocked Deposit Accounts, except as provided in Section 6(b).

                 (b) The Borrower hereby (i) represents and warrants that it has no bank or deposit accounts of any kind other than the Operating Account and the Blocked Deposit Accounts listed on Schedule I and (ii) agrees and covenants that (A) it has delivered to the Collateral Agent fully executed Blocked Deposit Agreements substantially in the form of Exhibit A-1 or Exhibit A-2 hereto, from each and every Blocked Deposit Bank, and (B) all cash and other proceeds of Collateral shall be deposited either in a Blocked Deposit Account or in the Cash Collateral Account. The Borrower further agrees and covenants to maintain each of the Blocked Deposit Accounts in accordance with the related Blocked Deposit Agreement.

                 (c) The Borrower or the Servicer has instructed all Obligors to make payments in respect of Purchased Receivables only (i) by check or money order mailed to one or more post office boxes under the control of employees of the Borrower or the Servicer (each such box being a "Post Office Box"), (ii) by cash, check or money order at Broadway stores ("In-Store Payments") or (iii) in the case of certain delinquent accounts, by wire or moneygram directly to a service center of the Servicer ("Wire Payments"). The Borrower hereby represents and warrants that all of the Post Office Boxes to which mail payments are made as of the date hereof are listed on Schedule II. The Borrower further agrees (A) to deliver to the Collateral Agent on the Closing Date an executed instruction letter to the United States Postal Service with respect to each Post Office Box listed on Schedule II, such standing instruction letter to be in substantially the form of Exhibit B hereto; and (B) to use its best efforts, in accordance with its current practice, to cause all cash and other proceeds of Collateral received in any such Post Office Box, all In-Store Payments and all Wire Payments to be deposited, in the same form so received (with all necessary endorsements), on the Business Day on which such cash, other proceeds, In-Store Payments and Wire Payments are received, and agrees that in any event all such cash, other proceeds, In-Store Payments and Wire Payments shall be deposited in the form so received (with all necessary endorsements) not later than the close of business on the Business Day following the date of such receipt, either in a Blocked

Deposit Account or in the Cash Collateral Account and until so deposited shall be held in trust for the Collateral Agent. The Borrower shall not establish any Post Office Box not listed on Schedule II hereto unless it shall have (i) obtained the written consent of the Collateral Agent, (ii) delivered to the Collateral Agent an executed instruction letter with respect to such Post Office Box in substantially the form of Exhibit B hereto and (iii) pledged such Post Office Box to the Collateral Agent hereunder. The Borrower may not close any Post Office Box during the term of this Agreement.

                 (d) In the event any Blocked Deposit Bank shall, after the date hereof, terminate an agreement with respect to the maintenance of a Blocked Deposit Account for any reason, or if the Collateral Agent shall demand such termination after the occurrence of an Event of Default, the Borrower agrees to promptly notify all Persons that were making payments to such terminated Blocked Deposit Account to make all future payments to another Blocked Deposit Bank with which the Borrower has an agreement with respect to the maintenance of a Blocked Deposit Account that has not been terminated. The Borrower shall not close any Blocked Deposit Account or establish a new Blocked Deposit Account unless it shall have (i) notified the Collateral Agent thereof in writing at least 30 days prior thereto or otherwise obtained the consent of the Collateral Agent, and (ii) in the case of a new Blocked Deposit Account, entered into a Blocked Deposit Agreement substantially in the form of Exhibit A-1 or Exhibit A-2 hereto, the material terms of which are reasonably satisfactory to the Collateral Agent, each with a Blocked Deposit Bank, and pledged such Blocked Deposit Account to the Collateral Agent hereunder.

                 SECTION 6. Cash Collateral Account. (a) The Borrower has established with the Corporate Trust Department of Bankers Trust Company, as Cash Collateral Bank, at its office at Four Albany Street, New York, New York 10006, in the name of the Collateral Agent on behalf of the Secured Parties, a deposit account (the "Cash Collateral Account"). The Cash Collateral Account shall be subject to the exclusive dominion and control of the Collateral Agent. By its execution of this Agreement, Bankers Trust Company acknowledges and agrees to undertake its responsibilities as Cash Collateral Bank in accordance with the terms hereof. The Cash Collateral Bank may resign 30 days following delivery of notice of such resignation to the Collateral Agent, such resignation to be effective only upon establishment of a new cash collateral account at a depositary institution by the Collateral Agent and execution of a writing by such depositary institution by which it agrees to act as Cash Collateral Bank hereunder.

                 (b) The Borrower shall instruct each Blocked Deposit Bank to transfer, and, if the Borrower fails to so instruct each Blocked Deposit Bank, the Borrower hereby grants the Collateral Agent the authority to instruct each Blocked Deposit Bank to transfer, on each Business Day, in same day funds, all available funds on deposit in the Blocked Deposit Accounts in such Blocked Deposit Bank on such day to the Cash Collateral Account or to the single Blocked Deposit Account that is subject to a Blocked Deposit Agreement in the form of Exhibit A-2 hereto (the "Concentration Account"). All available funds on deposit in the Concentration Account on each Business Day shall be transferred by the close of business on such Business Day to the Cash Collateral Account as provided in the Blocked Deposit Agreement with respect to the Concentration Account.

                 (c) The Borrower shall instruct each counterparty to a Borrower Cap Agreement to make payment of, and, if the Borrower fails to so instruct each counterparty, the Borrower hereby grants the Collateral Agent the authority to instruct each counterparty to make payment of, all amounts payable by such counterparty thereunder directly to the Cash Collateral Account.

                 (d) The Borrower may maintain the Operating Account as its operating and/or payroll account, provided that the Borrower shall, in addition to the deposits and transfers set forth above, deposit in the Cash Collateral Account, at the end of each day, all cash and Cash Equivalents of the Borrower in excess of $100,000 in the aggregate on deposit in the Operating Account, to be held by the Cash Collateral Bank on behalf of the Collateral Agent as collateral for the Secured Obligations in accordance with the terms of this Agreement.

                 (e) The Borrower agrees that it shall not make or maintain any deposits in any deposit account with any financial institution other than as provided herein.

                 SECTION 7. Release of Amounts. (a) Prior to the Commitment Termination Date, so long as (x) no Event of Default shall have occurred and be continuing or would result from the application of funds in accordance with this Section 7(a) and (y) no Early Amortization Event (as hereinafter defined) shall have occurred or would result from the application of funds in accordance with this Section 7(a), on each Business Day the Collateral Agent shall instruct the Cash Collateral Bank (which instruction may be in writing or by telephone confirmed promptly thereafter in writing) to (1) release funds on deposit in the Cash Collateral Account in the following order of priority (i) to make payment of any amount required to be paid on such Business Day to the Collateral Agent pursuant to Section 18(b) hereof, (ii) to make payment of any amounts required to be paid on such Business Day to the Servicer pursuant to Section 6.2 of the Purchase Agreement, (iii) to make payment of any amounts required to be paid on such Business Day to the Lender pursuant to Sections 2.04(b), 2.05 or 2.07(b) of the Credit Agreement (all such payments specified in clauses (ii) and (iii), the "Required Payments"), (iv) to make payment of any amounts required to be paid on such Business Day to the Lender pursuant to Section 2.04(c) of the Credit Agreement, (v) to make payment of any amounts required to be paid to the Lender on October 8, 1996 (or such later date as the Commitment Termination Date may be extended to in accordance with Section 2.15 of the Credit Agreement) pursuant to Section 2.06 of the Credit Agreement, (vi) to make payment to the Trustee of any interest due and owing on such Business Day in respect of the Class A Notes, (vii) to make payment to the Trustee of any interest due and owing on such Business Day in respect of the Class B Notes, and (viii) to make payment of any other amount required to be paid on such Business Day under the Credit Agreement (including, without limitation, Section 2.06 thereof), the Liquidity Agreement, the Reimbursement Agreement (including, without limitation, pursuant to Section
2.03 thereof), the Depositary Agreement or this Agreement (including, without limitation, Section 18(a) hereof) and (2) after making the Required Payments and such other payments on such Business Day, release from the Cash Collateral Account to the Borrower pursuant to the same instructions (i) any amounts that are in excess of the Required Payments and such other payments for such Business Day (which amounts shall be used by the Borrower solely for the purposes permitted under the Credit Agreement) and (ii) any income generated from the investment of amounts on deposit in the Cash Collateral Account. For the purposes of this Agreement, "Early Amortization Event" shall mean any of the following events:

                 (A) any "event of default" under (and as defined in) the Indenture shall occur;

                 (B) the failure of the Borrower to redeem all of the Indenture Notes on or prior to October 8, 1996;

                 (C) failure on the part of the Servicer to timely make any payment or deposit of collections in respect of the Purchased Receivables required under this Agreement or the Purchase Agreement which failure continues unremedied for a period of five Business Days;

                 (D) failure on the part of the Borrower or the Servicer to make any payment or deposit required pursuant to the Indenture, this Agreement or the Purchase Agreement (other than a failure by the Borrower to pay principal or interest in respect of the Indenture Notes or any failure by the Servicer specified in (C) above) which failure continues unremedied for a period of five business days after written notice thereof shall have been delivered to the Borrower;

                 (E) failure on the part of the Borrower or the Servicer to observe or perform in any material respect any covenants or agreements set forth in the Indenture, this Agreement or the Purchase Agreement (other than a failure by the Borrower to pay principal or interest in respect of the Indenture Notes or any failure by the Borrower or the Servicer specified in (C) or (D) above) which failure continues unremedied for a period of 30 days after written notice thereof shall have been delivered to the Borrower;

                 (F) any representation or warranty made by the Borrower, the Servicer or Broadway contained in the Indenture, this Agreement or the Purchase Agreement proves to have been incorrect in any material respect when made and which continues to be incorrect in any material respect for a period of 30 days after written notice thereof shall have been delivered to the Borrower; provided that a repurchase of a Purchased Receivable about which there has been a breach of a representation or warranty pursuant to Section 2.4(a) of the Purchase Agreement shall constitute a cure of such breach;

                 (G) the Borrower or Broadway shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or Broadway seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or Broadway shall take any corporate action to authorize any of the actions set forth above in this subsection (G); or

                 (H) the Borrower becomes subject to regulation as an "investment company" within the meaning of the Investment Company Act of 1940, as amended; or

                 (I) Broadway shall fail to convey Receivables as required pursuant to Section 2.1 of the Purchase Agreement for a period in excess of five Business Days; or

                 (J) the sum of the aggregate outstanding principal amount of the Indenture Notes and the aggregate outstanding principal amount of the Advances shall exceed the Maximum Permitted Debt for two consecutive Business Days; or

                 (K) the sum of the aggregate outstanding principal amount of the Class A Notes and the outstanding principal amount of the Advances shall exceed the Maximum Class A Debt Amount for two consecutive Business Days; or

                 (L) the outstanding principal amount of the Advances shall exceed 82% of the Outstanding Balance of the Eligible Receivables for two consecutive Business Days; or

                 (M) the average Payment Rate for any three consecutive Settlement Periods shall be less than 11%; or

                 (N) the average Write-Off Rate for any three consecutive Settlement Periods shall exceed 11%; or

                 (O) the Indenture, this Agreement or the Purchase Agreement shall fail to be a valid and enforceable obligation of the Borrower and such failure shall have a material adverse effect on the rights or interests of the holders of the Indenture Notes; or

                 (P) a Purchase Termination Event shall have occurred and be continuing under the Purchase Agreement; or

                 (Q) any unpaid judgment or order for the payment of money in excess of $50,000 (after deducting the portion of any such judgment which is fully covered by insurance issued by a reputable insurer) shall be rendered against the Borrower and either (i) enforcement proceedings shall have been commenced and shall be continuing by any Person upon such judgment or order or (ii) there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

provided, however, that none of the events specified in clauses (D), (E), (F),
(O) and (Q) will constitute an Early Amortization Event unless and until the holders of not less than 66-2/3% in principal amount of the outstanding Indenture Notes vote to declare an Early Amortization Event based thereon. The Collateral Agent may conclusively rely upon a written notification from the Trustee with respect to (i) the occurrence of any event constituting an Early Amortization Event and (ii) any vote of the holders of the Indenture Notes with respect to an event specified in clauses (D), (E), (F), (O) or (Q) above.

                 For purposes of this Section 7(a), the following terms shall have the following meanings:

                 "Maximum Class A Debt Amount" means, as of any day, an amount equal to the product of (x) the Maximum Class A Debt Ratio and (y) the Outstanding Balance of the Eligible Receivables on such day.

                 "Maximum Permitted Debt" means, as of any day, an amount equal to the product of (x) the Maximum Permitted Debt Ratio multiplied by
         (y) the Outstanding Balance of the Eligible Receivables on such day.

                 "Write-Off Rate" shall mean, for any Settlement Period, a fraction (a) the numerator of which is an amount equal to the product of (x) 12, multiplied by (y) the Normalized Net Write-Offs for such Settlement Period and (b) the denominator of which is the aggregate Outstanding Balance of the Purchased Receivables on the first day of such Settlement Period.

                 (b) Commencing on the Commitment Termination Date and during any period while (x) an Event of Default has occurred and is continuing or would result from the application of funds on any Business Day in accordance with Section 7(a), or (y) an Early Amortization Event has occurred or would result from the application of funds on any Business Day in accordance with
Section 7(a), the Collateral Agent shall instruct the Cash Collateral Bank to apply all amounts when received in the Cash Collateral Account to pay the Secured Obligations in accordance with the order of priority set forth in
Section 15(b) hereof.

                 SECTION 8. Borrower Remains Liable. Anything herein to the contrary notwithstanding, (a) the Borrower shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release the Borrower from any of its duties or obligations under the contracts and agreements included in the Collateral, and (c) neither the Collateral Agent nor any of the Secured Parties shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement, nor shall the Collateral Agent or any of the Secured Parties be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

                 SECTION 9. Representations and Warranties. The Borrower hereby represents and warrants as follows:

                 (a) The chief place of business and chief executive office of the Borrower are located and have been located for the four months prior to the date hereof at 1600 North Kraemer Boulevard, Anaheim, California 92806. The offices where the Borrower keeps its records concerning the Pledged Receivables and the original copies of the Assigned Collateral are located and have been located for the four months prior to the date hereof at the places listed on Schedule IV. Schedule III contains a complete and accurate list of the locations, by state, county and street address, of all the Equipment of the Borrower. The original copies of Related Contracts are located at the offices of the Servicer listed on Schedule IV.

                 (b) The Borrower is the legal and beneficial owner of the Borrower Collateral free and clear of any liens, security interest, option or other charge or encumbrance except for the security interest created by this Agreement. No effective financing statement or other instrument similar in effect covering all or any part of the Borrower Collateral is on file in any recording office, except such as may have been filed (i) in favor of the Collateral Agent relating to this Agreement or (ii) with respect to the Receivables, in favor of the Borrower relating to the Purchase Agreement. The Borrower has no trade names and does not do business under any fictitious business name.

                 (c) The pledge and assignment of the Borrower Collateral pursuant to this Agreement creates a valid and perfected first priority security interest in the Borrower Collateral, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.

                 (d) No authorization, consent, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required (i) for the grant by the Borrower of the assignment or security interest granted hereby or for the execution, delivery or performance of this Agreement by the Borrower, (ii) for the perfection of or the exercise by the Collateral Agent of its rights and remedies provided for in this Agreement or (iii) to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement in any jurisdiction in which any of the Collateral is located.

                 (e) None of the Account Collateral or Pledged Receivables is evidenced by a promissory note or other instrument or constitutes chattel paper.

                 (f) The Borrower has exclusive possession and control of the Equipment, subject to the rights of any owners or lessors of Equipment that is leased by the Borrower, and exclusive control of each Blocked Deposit Account.

                 (g) Each of the Assigned Agreements to which Broadway, the Servicer or the Borrower is a party constitutes the legal, valid and binding obligation of such Person, enforceable against such Person, in accordance with its terms. Each Pledged Receivable constitutes the legally valid and binding obligation of the party obligated to pay the same.

                 SECTION 10. Further Assurances; Supplements. (a) Each of the Borrower and the Lender severally agrees that at any time and from time to time, at the expense of the Borrower, each of the Borrower and the Lender will promptly execute and deliver all further instruments and documents, and take all further action that may be necessary or desirable, or that the Collateral Agent may request, to perfect and protect the assignments and security interests granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each of the Borrower and the Lender will (i) if any Collateral shall be evidenced by a promissory note or other instrument, or if any of the Collateral shall constitute chattel paper, deliver and pledge to the Collateral Agent such note, instrument and all original counterparts of chattel paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form satisfactory to the Collateral Agent and (ii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or that the Collateral Agent may request, to protect and preserve the assignments and security interests granted or purported to be granted hereby.

                 (b) The Borrower and the Lender hereby severally authorize the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of the Borrower or the Lender where permitted by law. A carbon, photographic or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. The Collateral Agent will promptly send the Borrower any financing or continuation statements thereto which it files without the signature of the Borrower and will promptly send the Lender any financing or continuation statements thereto which it files without the signature of the Lender except, in the case of filings of copies of this Agreement as financing statements, the Collateral Agent will promptly send the Borrower or the Lender, as the case may be, the filing or recordation information with respect thereto.

                 (c) Each of the Borrower and the Lender will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

                 (d) Each of the Borrower and the Lender severally agrees that it will not (i) except as permitted or required pursuant to the Purchase Agreement and the Indenture, sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral or (ii) create or permit to exist any lien, security interest or other charge or encumbrance upon or with respect to any of the Collateral, except for Permitted Liens and the security interests under this Agreement.

                 SECTION 11. Additional Covenants. (a) The Borrower shall keep its chief place of business and chief executive offices and the office where it keeps its respective records concerning the Collateral at the location therefor specified in Section 9(a) or, upon 30 days' prior written notice to the Collateral Agent, at such other location in a jurisdiction where all action required by Section 10 shall have been taken with respect to the Collateral. The Borrower shall, for not less than three years or for such longer period as may be required by law, from the date on which such Pledged Receivable arose, maintain (i) complete records of each Pledged Receivable, including records of all payments received, credits granted and merchandise returned and (ii) all documentation relating thereto. The Borrower will permit representatives of the Collateral Agent at any time and from time to time during normal business hours, and at such times outside of normal business hours as the Collateral Agent shall reasonably request, to inspect and make copies of and abstracts from such records and visit the properties of the Borrower or the Servicer utilized in connection with the collection, processing or servicing of the Pledged Receivables. In connection therewith, the Collateral Agent may institute procedures to permit it to confirm the obligor balances in respect of any Pledged Receivables. The Borrower agrees to render to Collateral Agent such clerical and other assistance as may be reasonably requested with regard to the foregoing. If an Event of Default shall have occurred and be continuing, promptly upon request therefor, the Borrower shall deliver to the Collateral Agent (i) complete and correct copies of each Related Contract and (ii) a File Tape reflecting activity through the close of business on the immediately preceding Business Day.

                 (b) The Borrower shall duly fulfill in all material respects all obligations on its part to be fulfilled under or in connection with the Pledged Receivables and the Related Contracts and shall do nothing to impair the rights of the Collateral Agent therein.

                 (c) Except as otherwise provided in this subsection (c), and subject to the provisions of Sections 5 and 6 hereof, the Borrower shall continue to collect or cause to be collected, at its own expense, all amounts due or to become due to the Borrower under the Pledged Receivables, the Assigned Agreements and any other Borrower Collateral. In connection with such collections, the Borrower may take (and at the Collateral Agent's direction after an Event of Default has occurred and is continuing, shall take) such action as the Borrower or the Collateral Agent may deem necessary or advisable to enforce collection of the Pledged Receivables and the Assigned Agreements; provided, however, that the Collateral Agent may, at any time an Event of Default has occurred and is continuing, notify Obligors with respect to any Pledged Receivables or obligors under the Assigned Agreements of the assignment of such Pledged Receivables or Assigned Agreements, as the case may be, to the Collateral Agent and to direct that payments of all amounts due or to become due to the Borrower thereunder be made directly to the Collateral Agent or any servicer, collection agent or lockbox or other account designated by the Collateral Agent and, upon such notification, and at the expense of the Borrower, the Collateral Agent may enforce collection of any such Pledged Receivables or the

Assigned Agreements and adjust, settle or compromise the amount or payment thereof.

                 (d) Any proceeds of Collateral, including In-Store Payments and checks or money orders received in a Post Office Box, when first received by or on behalf of the Borrower shall be deposited by or on behalf of the Borrower in the form so received in a Blocked Deposit Account or the Cash Collateral Account, and until so deposited shall be held in trust for and as the Collateral Agent's property and shall not be commingled with the Borrower's or any other Person's other funds or properties.

                 (e) Neither the Lender nor the Borrower will, without the Collateral Agent's prior written consent, grant any extension of the time of payment of any of the Collateral, compromise, compound or settle the same for less than the full amount thereof or release, wholly or partly, any Person liable for the payment thereof, except in accordance with the applicable Credit and Collection Policy.

                 (f) The Borrower will, at its own cost and expense, maintain satisfactory and complete records of the Collateral, including, without limitation, a record of all payments received and all credits granted with respect to the Collateral and all other dealings with the Collateral.
Each of the Borrower and the Servicer will mark conspicuously with a legend, in form and substance satisfactory to the Collateral Agent, (A) its books, records, computer tapes or disks, and credit files pertaining to the Collateral and the Related Contracts and (B) its file cabinets or other storage facilities where it maintains information pertaining to the Collateral and the Related Contracts, to evidence this Agreement and the assignment and security interest granted hereby. Upon the occurrence and during the continuation of an Event of Default, the Borrower will (i) deliver and turn over to the Collateral Agent or to its representatives, or at the option of the Collateral Agent shall provide the Collateral Agent or its representatives with access to, at any time on demand of the Collateral Agent, all the Borrower's books and records pertaining to the Collateral and the Related Contracts including, without limitation, all original sales slips, invoices, credit files and computer software, programs, tapes or disks (including but not limited to all File Tapes) relating to Receivables or otherwise necessary to the servicing thereof and/or (ii) allow the Collateral Agent to occupy the premises of the Borrower and/or the Servicer where such books, records, Related Contracts, credit files, computer tapes and File Tapes are maintained and utilize such premises, the equipment thereon and any personnel of the Borrower or the Servicer that the Collateral Agent may wish to employ, to administer, service and collect the Pledged Receivables. The amount represented by the Borrower to the Collateral Agent from time to time as owing by Obligors in respect of the Pledged Receivables will at such time be, in all material respects, the correct amount actually and unconditionally owing by such Obligors thereunder.

                 (g) Each of the Lender, the Borrower and the Servicer will comply in all material respects with all applicable statutes, rules, and regulations with respect to the Collateral or any part thereof.

                 (h) The Borrower will pay promptly when due all taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of its income or profits therefrom and all claims of any kind (including, without limitation, claims for labor, materials and supplies), except that no such amount need be paid if (i) such non-payment does not involve any danger of the sale, forfeiture or loss of any of the Collateral or any interest therein, (ii) the charge or levy is being contested in good faith and by proper proceedings, and (iii) the obligation to pay such amount is adequately reserved against in accordance with and to the extent required by U.S. GAAP.

                 (i) The Borrower will (i) perform and observe all the terms and provisions of the Assigned Agreements to be performed or observed by it, maintain the Assigned Agreements in full force and effect, enforce the Assigned Agreements in accordance with their terms and take all such action to such end as may be from time to time requested by the Collateral Agent, and
(ii) furnish to the Collateral Agent promptly upon receipt thereof copies of all notices, requests and other documents received by the Borrower under or pursuant to the Assigned Agreements, and from time to time (A) furnish to the Collateral Agent such information and reports regarding the Assigned Collateral as the Collateral Agent may reasonably request and (B) upon request of the Collateral Agent, make to any counterparty to the Assigned Agreements such demands and requests for information and reports or for action as the Borrower is entitled to make under the Assigned Agreements.

              (j) Without the prior written approval of the Collateral Agent, the Borrower will not (i) cancel or terminate any of the Assigned Agreements or consent to or accept any cancellation or termination thereof,
(ii) amend or otherwise modify any of the Assigned Agreements or give any material consent, waiver or approval thereunder, (iii) waive any default under or breach of any of the Assigned Agreements or (iv) take any other action not required by the terms of any of the Assigned Agreements that would affect the value of the interest or rights of the Borrower thereunder or that would affect the interests or rights of the Collateral Agent.

              (k) The Lender will (i) perform and observe all the terms and provisions of the Lender Assigned Agreements to be performed or observed by it, maintain the Lender Assigned Agreements in full force and effect, enforce the Lender Assigned Agreements in accordance with their terms and take all such action to such end as may be from time to time requested by the Collateral Agent, and (ii) furnish to the Collateral Agent promptly upon receipt thereof copies of all notices, requests and other documents received by the Lender under or pursuant to the Lender Assigned Agreements, and from time to time (A) furnish to the Collateral Agent such information and reports regarding the Lender Assigned Agreements as the Collateral Agent may reasonably request and
(B) upon request of the Collateral Agent, make to any counterparty to the Lender Assigned Agreements such demands and requests for information and reports or for action as the Lender is entitled to make under the Lender Assigned Agreements.

              (l) Without the prior written approval of the Collateral Agent, the Lender will not (i) cancel or terminate any of the Lender Assigned Agreements or consent to or accept any cancellation or termination thereof,
(ii) amend or otherwise modify any of the Lender Assigned Agreements or give any material consent, waiver or approval thereunder, (iii) waive any default under or breach of any of the Lender Assigned Agreements or (iv) take any other action not required by the terms of any of the Lender Assigned Agreements that would impair the value of the interest or rights of the Lender thereunder or that would impair the interest of rights of the Collateral Agent.

              (m) Each of the Lender and the Borrower will advise the Collateral Agent promptly, in reasonable detail, (i) of any lien, security interest, encumbrance or claim made or asserted against any of the Collateral and (ii) of the occurrence of any event which would have a material adverse effect on the aggregate value of the Collateral or on the assignments and security interests granted hereby.

              (n) Neither the Borrower nor the Lender will sell, assign (by operation of law or otherwise), or otherwise dispose of, or grant any option with respect to, any of the Collateral, except for sales of Equipment or sales permitted or required pursuant to the terms of the Purchase Agreement.

              SECTION 12. Collateral Agent Appointed Attorney-in-Fact. The Borrower and the Lender each appoints the Collateral Agent its respective attorney-in-fact with full authority in the place and stead of the Borrower or the Lender, as the case may be, and in the name of the Borrower or the Lender, as the case may be, or otherwise, from time to time in the Collateral Agent's discretion, after an Event of Default has occurred and is continuing, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to (i) ask, demand, collect, sue for, recover, compromise, receive and give acquittances and receipts for moneys due and to become due under or in connection with the Collateral, (ii) receive, endorse and collect all drafts or other instruments and documents made payable to the Borrower or the Lender, as the case may be, in connection therewith or representing any payment, dividend or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same, (iii) file any claims or take any action or institute any proceedings which the Collateral Agent may deem to be necessary or desirable for the collection of any of the Collateral,
(iv) enforce the rights of the Collateral Agent with respect to any of the Collateral and compliance with the terms and conditions of the Assigned Agreements and the Lender Assigned Agreements, (v) pay or discharge taxes or Liens levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its sole discretion, and such payments made by the Collateral Agent to become obligations of the Borrower to the Collateral Agent, due and payable in accordance with Section 9.06 of the Credit Agreement, (vi) generally sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and (vii) do, at the Collateral Agent's option and the Borrower's expense, at any time, or from time to time, all acts and things that the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent's security interest therein, in order to effect the intent of this Agreement, all as fully and effectively as the Borrower or the Lender might do, including but not limited to, occupying any premises of the Borrower or the Servicer where the books, records, Related Contracts, credit files, computer tapes and/or File Tapes relating to the Pledged Receivables are maintained and utilize such premises, the equipment located thereon and the personnel of the Borrower or the Servicer employed thereat (who may be employed by the Collateral Agent if such personnel so agree) to administer, service and collect the Pledged Receivables. The Collateral Agent agrees that, if Broadway's appointment to act as the Servicer of the Receivables pursuant to the Purchase Agreement is terminated for any reason and a successor Servicer has not been appointed in accordance with the terms of the Purchase Agreement, the Collateral Agent will accept such appointment and act as the Servicer of the Receivables in accordance with the terms of the Purchase Agreement.

              SECTION 13. Collateral Agent May Perform. If the Borrower or the Lender fails to perform any agreement contained herein or if a Default or an Event of Default shall have occurred and be continuing, the Collateral Agent may at any time itself perform, or cause performance of, such agreement. Without limiting the foregoing, the Collateral Agent shall at all times have the right to perform the Lender's obligations under the Lender Assigned Agreements, to compel performance by the other parties thereto, and to otherwise exercise all remedies available to the Lender thereunder and to terminate, amend, supplement or modify the Lender Assigned Agreements on the Lender's behalf. In such case, the expenses of the Collateral Agent incurred in connection therewith shall be payable by the Borrower under Section 18.

              SECTION 14. The Collateral Agent. (a) Each of the Agent, the Lender, the Trustee, the LOC Agent, the Depositary and the Liquidity Agent hereby appoints and authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Collateral Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Collateral Agent hereby agrees to act as the Collateral Agent on the terms and con-ditions provided in this Agreement. As to any action not expressly provided for by this Agreement, the Collateral Agent shall not be required to exercise any discretion or to take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Controlling Party, and such instructions shall be binding upon the Secured Parties; provided, however, that the Collateral Agent shall not be required to take any action which exposes the Collateral Agent to personal liability or which is contrary to any of the Facility Documents or applicable law. The Collateral Agent shall be entitled to rely on any communication, instrument, paper or other document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons. The Collateral Agent shall provide the LOC Agent, the Depositary, the Liquidity Agent, the Trustee and the Agent with copies of all notices received by it in accordance with this Agreement. For the purposes of this Agreement, "Controlling Party" shall mean the LOC Agent; provided that, at any time at which the LOC Providers shall be in default in respect of their obligations under the LOC, the Liquidity Agent shall be the "Controlling Party"; provided further, that, from and after the date on which all of the Secured Obligations other than the obligations of the Borrower in respect of the Indenture Notes and the Indenture have been paid in full, the Trustee shall be the "Controlling Party."

              (b) Neither the Collateral Agent nor the Controlling Party nor any of their respective affiliates, directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or for errors in judgment, except for its or their own gross negligence, willful misconduct or bad faith as determined by a final judgment of a court of competent jurisdiction.

              (c) The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon the Collateral Agent to exercise any such powers, except as otherwise provided in subsection (a) above. Except for the exercise of reasonable care in the custody and preservation of any Collateral in its possession and accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to any rights pertaining thereto.

              (d) The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property, it being understood that
(i) neither the Collateral Agent nor any of the Secured Parties shall have responsibility for (A) taking any necessary steps to preserve rights against any parties hereto or the parties for whom they are acting as agents or (B) the collection of any proceeds of any Collateral or by reason of any invalidity, lack of value or uncollectibility of any of the payments received by it from Obligors or otherwise and (ii) neither the Collateral Agent nor the Cash Collateral Bank shall have any responsibility for evaluating, selecting or in any way rendering any advice with respect to any Investments.

              (e) GE Capital and its Affiliates may generally engage in any kind of business with the Lender, the Borrower, the Cash Collateral Bank, the LOC Providers, the Trustee and the Liquidity Lenders, any of their respective Affiliates and any person who may do business with or own securities of the Lender, the Borrower, the Cash Collateral Bank, the LOC Providers, the Trustee, the Noteholders and the Liquidity Lenders or any of their respective Affiliates, all as if GE Capital were not Collateral Agent and without any duty to account therefor to any party to this Agreement or any other Secured Party. Each Secured Party expressly acknowledges that GE Capital is the lender under that certain Credit Agreement dated as of October 8, 1992 between GE Capital and Broadway Stores, Inc. (formerly Carter Hawley Hale Stores, Inc.).

              SECTION 15.  Remedies Upon Default; Application of Collateral.
(a) If either (x) any Event of Default shall have occurred and be continuing or
(y) any "event of default" under (and as defined in) the Indenture shall have occurred and be continuing following the payment in full of the Secured Obligations under the Credit Agreement, the Reimbursement Agreement, the Liquidity Agreement, the Depositary Agreement and the Commercial Paper, then:

              (i) The Cash Collateral Bank may, at the instruction of the Collateral Agent, without notice to the Borrower except as required by law and at any time or from time to time, charge, set off and otherwise apply all or any part of the Secured Obligations against the Cash Collateral Account or the Blocked

     Deposit Accounts, or any part thereof in accordance with the priorities set forth in Section 15(b).

                   (ii) The Collateral Agent, acting pursuant to instructions as provided below, may exercise in respect of the Collateral, in addition to any and all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC as in effect in the State of New York (such rights and remedies of the Collateral Agent to be cumulative and nonexclusive), and the Collateral Agent may also, without notice except as specified below solicit and accept bids for and sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker's board or at any of the Collateral Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable; provided, however, that the Collateral Agent may not effect any sale of the Purchased Receivables unless (1) the proceeds of such sale are sufficient to pay in full all of the Secured Obligations specified in clauses First through and including Twelfth of Section 15(b) below or (2) the holders of 66-2/3% in principal amount of the outstanding Indenture Notes consent to such sale. The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten Business Days' notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

                   (iii) If a sale of the Collateral or any part or parcel thereof is being made, the Collateral Agent shall follow the instructions of the Controlling Party. The Controlling Party may instruct the Collateral Agent to exercise any other right or power of the Collateral Agent under the Facility Documents and, subject to Section 14, the Collateral Agent shall follow the instructions of the Controlling Party.

              (iv) The Collateral Agent may exercise at the Borrower's expense any and all rights and remedies of the Borrower under or in connection with the Assigned Agreements or the other Borrower Collateral or of the Lender under or in connection with the Lender Assigned Agreements or the other Lender Collateral, or both in respect of the Collateral, including, without limitation, any and all rights of the Borrower or the Lender to demand or otherwise require payment of any amount under, or performance of any provision of, the Assigned Agreements or the Lender Assigned Agreements, as the case may be.

              (v) All payments received by the Borrower or the Lender under or in connection with the Borrower Collateral or Lender Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of the Borrower and the Lender and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary endorsement).

              (b) If an Event of Default shall have occurred and be continuing or an Early Amortization Event shall have occurred, or any such event would occur as a result of the application of amounts in the Cash Collateral Account in accordance with the priorities set forth in Section 7(a) hereof, then any cash held by the Cash Collateral Bank or the Collateral Agent as Account Collateral, whether from Purchased Receivables or otherwise, and all cash proceeds received by the Cash Collateral Bank or the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied as follows:

              First, to the payment of any costs or expenses payable to the Collateral Agent pursuant to Section 18(b) of this Agreement;

              Second, to the payment of any amounts owing to the Servicer or any successor thereto (including GE Capital if it is acting as the Successor Servicer);

              Third, ratably to the daily pro rata portion of amounts payable under Sections 2.07(b) and (c) of the Credit Agreement, which amounts shall be segregated within the Cash Collateral Account for payment to the appropriate party on its fee payment date;

              Fourth, to amounts due as interest on any Commercial Paper;

              Fifth, to amounts due as interest or overdue interest on any Loans; provided that the maximum amount payable pursuant to this clause Fifth with respect to any period, when added to the amount distributed in respect of such period pursuant to clause Fourth above, shall not exceed an amount equal to interest on the Note for such period at a rate per annum equal to the higher of (i) 10.92% and (ii) the H.15 Commercial Paper Rate in effect from time to time;

              Sixth, to amounts due as interest on the Class A Notes at a rate per annum not in excess of 7.55%;

              Seventh, to amounts due as interest on the Class B Notes at a rate per annum not in excess of 11%;

              Eighth, to amounts due as principal of any Loans (but not in excess of the principal amount then due and owing under the Note);

              Ninth, to amounts due as principal of Commercial Paper (but not in excess of the principal amount then due and owing under the Note);

              Tenth, after all Commercial Paper has been retired and the Loans have been reduced to zero, to amounts owing to the LOC Providers under Sections 2.03 and 2.05 of the Reimbursement Agreement; provided, that the maximum amount payable pursuant to this clause Tenth with respect to any period for interest on drawings under the Letter of Credit pursuant to
     Section 2.03 of the Reimbursement Agreement and the LOC Commitment Fee pursuant to Section 2.05 of the Reimbursement Agreement, when added to the amounts distributed in respect of such period pursuant to clauses Fourth and Fifth above, shall not exceed an amount equal to interest on the principal amount of Blue Hawk Note for such period at a rate per annum equal to the higher of (i) 10.92% and (ii) the H.15 Commercial Paper Rate in effect from time to time;


              Eleventh, to the outstanding principal of the Class A Notes until the principal of the Class A Notes is reduced to zero;

              Twelfth, to the outstanding principal of the Class B Notes until the principal of the Class B Notes is reduced to zero;

              Thirteenth, to amounts due as interest or overdue interest on any Loans, to the extent not paid in accordance with clause Fifth above;

              Fourteenth, to amounts due and owing to the LOC Providers under Sections 2.03 and 2.05 of the Reimbursement Agreement, to the extent not paid in accordance with clause Tenth above;

              Fifteenth, to the payment of any amounts payable to the Collateral Agent pursuant to Section 18(a) of this Agreement;

              Sixteenth, ratably to any other amounts owing under the Facility Documents;

              Seventeenth, to the payment of any Make-Whole Premium due and owing in respect of the Class A Notes;

              Eighteenth, to the payment of any Make-Whole Premium due and owing in respect of the Class B Notes;

              Nineteenth, to amounts due as interest or overdue interest on the Class A Notes, to the extent not paid in accordance with clause Sixth above; and

              Twentieth, to amounts due as interest or overdue interest on the Class B Notes, to the extent not paid in accordance with clause Seventh above.

Any surplus of such cash or cash proceeds held by the Cash Collateral Bank or the Collateral Agent and remaining after the payment in full of all the Secured Obligations and all outstanding Commercial Paper has been paid in full shall be paid over to the Borrower or to whomsoever may be lawfully entitled thereto (including, but not limited to, the lender(s) under the Retailer Credit Agreement). For the purposes of this Section 15(b), "H.15 Commercial Paper Rate" means the rate for commercial paper having a maturity of one month as published from time to time by the Board of Governors of the Federal Reserve System in "Statistical Release H.15 (519), Selected Interest Rates," or in any successor publication, under the heading "Commercial Paper."

              (c) The Borrower hereby waives any and all rights it may have to contest any exercise by the Collateral Agent of any of its rights or remedies under this Section 15.

              SECTION 16. Drawings Under the LOC. (a) During the period commencing on the second Business Day preceding the L/C Expiration Date (as defined in the Reimbursement Agreement) then in effect and ending on such L/C Expiration Date, the Collateral Agent shall execute and deliver to the Letter of Credit Agent a Certificate for Drawing in the amount of the entire Letter of Credit Amount (as defined in the Reimbursement Agreement) determined as of the L/C Expiration Date.

              (b) At or prior to 2:30 p.m. (New York City time) on any date, the Collateral Agent shall determine whether the Cash Collateral Account and the Lender's Account have sufficient funds in the amount of the Required Payments due on such date. In the event that there are insufficient funds to make such Required Payments the Collateral Agent shall provide notice (telephonic or written) to the Borrower, the Trustee and the Agent of such insufficiency and, if such insufficiency continues to exist as of the earlier of (i) 1:00 p.m. (New York City time) on the second Business Day following the date such Required Payments were due or (ii) 2:45 p.m. (New York City time) on the Liquidity Termination Date, the Collateral Agent shall immediately execute and deliver to the Letter of Credit Agent a Certificate for Drawing (substantially in the form of Annex 1 to the Letter of Credit) on the Letter of Credit in an amount equal to the lesser of (x) the amount of such insufficiency and (y) the Letter of Credit Amount then in effect; provided, however, that if the Letter of Credit has been drawn to fund the Reserve Account, pursuant to
Section 2.12 of the Reimbursement Agreement, the Collateral Agent shall instead withdraw funds from the Reserve Account, in accordance with this Agreement, and shall promptly execute and deliver to the LOC Agent, the Agent, the Trustee and the Borrower a Notice of Reserve Account Draw (substantially in the form of Exhibit II to the Reimbursement Agreement); provided further, that if such an insufficiency exists at 12:30 p.m. (New York City time) on any date on which the CP Matured Value of the Commercial Paper maturing on such date exceeds an amount equal to the sum of (1) the aggregate proceeds of the Commercial Paper issued on such date plus (2) the funds available in the Lender's Account and the Cash Collateral Account to pay such maturing Commercial Paper plus (3) the aggregate amount of the

Refunding Loans that the Lender is permitted to borrow on such date in accordance with the terms of the Liquidity Agreement, then the Collateral Agent shall execute and deliver such Certificate of Drawing or such Notice of Reserve Account Draw, as the case may be, not later than 1:00 p.m. (New York City time) on such date.

              SECTION 17. Amendments, Etc. No amendment of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the Borrower, the LOC Agent, the Liquidity Agent, the Cash Collateral Bank, the Lender, the Trustee, the Agent and the Collateral Agent, no waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by, the LOC Agent, the Liquidity Agent, the Cash Collateral Bank, the Agent, the Trustee and the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure to exercise nor any delay in exercising on the part of the Collateral Agent or any Secured Party any right, power or privilege under this Agreement, shall operate as a waiver thereof; further, no single or partial exercise of any right, power or privilege under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The Borrower shall promptly provide each Rating Agency with copies of all amendments to this Agreement.

              SECTION 18. Indemnity and Expenses. (a) The Borrower agrees to indemnify the Collateral Agent, the Cash Collateral Bank and each of their respective directors, officers, employees and agents (each an "Indemnified Person") from and against any and all claims, damages, losses, liabilities and expenses arising out of or in connection with or resulting from this Agreement (including, without limitation, enforcement of this Agreement), unless and to the extent such claim, damage, loss, liability or expense was attributable to the gross negligence, willful misconduct or bad faith of the Lender or any Indemnified Person as determined by a final judgment of a court of competent jurisdiction.

              (b) The Borrower agrees to pay to the Collateral Agent from time to time, upon demand, the amount of any and all costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral (including, but not limited to, any and all costs and expenses incurred by the Collateral Agent in collecting the Pledged Receivables or otherwise acting as a Successor Servicer in respect thereof pursuant to the Purchase Agreement),
(iii) the exercise or enforcement of any of the rights of the Collateral Agent or any of the Secured Parties, the Agent, the Lender, the LOC Providers, the Depositary, the Trustee or the Liquidity Lenders hereunder, (iv) the failure by the Borrower to perform or observe any of the provisions hereof or (v) any action taken by the Collateral Agent pursuant to Section 10 or 13 hereof.

              (c) The foregoing provisions of this Section 18 are in furtherance and not in limitation of the Borrower's obligations under Sections
8.01 and 9.06 of the Credit Agreement.

              (d) The Collateral Agent agrees that the obligations of the Lender and the Borrower hereunder shall be non-recourse to the Lender and the Borrower, and shall be payable solely out of the Collateral and the Collateral Agent shall not look to any other property or assets of the Lender or the Borrower in respect of such obligations. In the event that there is any insufficiency with respect to any amount owing to the Collateral Agent, such insufficiency shall not constitute a claim against the Lender or the Borrower and such indebtedness shall be subordinated to the Commercial Paper and the Non-Affiliate Subordinated Notes as provided in Section 15(b) hereof.

              SECTION 19. Successor Collateral Agent. The Collateral Agent may resign at any time by giving written notice thereof to the Depositary, the LOC Agent, the Liquidity Agent, the Agent, the Lender, the Trustee, the Cash Collateral Bank and the Borrower, such resignation to be effective upon the acceptance by a successor Collateral Agent of its appointment as such. Upon any such resignation, the Agent, with the consent of the Controlling Party, shall have the right to appoint a successor Collateral Agent. If no successor Collateral Agent shall have been so appointed by the Agent and shall have accepted such appointment, within 30 days after the retiring Collateral Agent's giving of notice of resignation, the retiring Collateral Agent may, on behalf of the Agent, appoint a successor Collateral Agent, which shall be a commercial bank organized under the laws of the United

States of America or of any State thereof and having a combined capital and surplus of at least $100,000,000. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement.

              SECTION 20. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telecopier) and, if to the Agent, the Lender or the Borrower, mailed, telecopied, delivered by nationally recognized overnight courier or hand delivered to it, addressed to it at the address of such party specified in the Credit Agreement, if to the Collateral Agent, mailed, telecopied, delivered by nationally recognized overnight courier or hand delivered to it at 2323 N. Central Expressway, Suite 101, Richardson, Texas 75080, Attention: Harold Goehl, Telephone No. (214) 907-4971, Telecopier No. (214) 907-4912, if to the LOC Agent, mailed, telecopied, delivered by nationally recognized overnight courier or hand delivered to it at the address specified in the Reimbursement Agreement, if to the Liquidity Agent, mailed, telecopied, delivered by nationally recognized overnight courier or hand delivered to it at the address specified in the Liquidity Agreement, if to the Cash Collateral Bank mailed, telecopied, delivered by nationally recognized overnight courier or hand delivered to it at Four Albany Street, New York, New York 10006, if to the Trustee, mailed, telecopied, delivered by nationally recognized overnight courier or hand delivered to it at the address specified in the Indenture, or as to any party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section. All such notices and other communications shall be effective when mailed, telecopied (with telephone confirmation of receipt received), or delivered to the courier service, addressed as aforesaid.

              SECTION 21. No Waiver; Cumulative Remedies. Neither the Collateral Agent nor any of the Secured Parties shall by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing and signed by the Collateral Agent. A waiver by the Collateral Agent of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent would otherwise have on any future occasion.

              SECTION 22. Continuing Security Interest. This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the payment in full (after the Commitment Termination Date) of the Secured Obligations, (ii) be binding upon the Borrower and the Lender and their successors and assigns, including but not limited to any trustee or examiner for the Borrower under the Bankruptcy Code, and (iii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and the Secured Parties and their respective successors, transferees and assigns. Upon the payment in full (after the Commitment Termination Date) of the Secured Obligations, the Borrower shall be entitled to the return, upon its request and at its expense, of such of the Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof, at which time the Collateral Agent shall, at the expense and request of the Borrower, reassign and deliver to the Borrower, or to such Person or Persons as may be lawfully entitled thereto, against receipt, such of the Collateral (if any) as shall not have been sold or otherwise applied by the Collateral Agent pursuant to the terms hereof, together with appropriate instruments of reassignment and release.

              SECTION 23. Further Indemnification. Without limiting the obligations of the Borrower under Section 18 above, the Borrower agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

              SECTION 24. Governing Law; Terms. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, except to the extent that the validity or perfection of the security interest hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the law of a jurisdiction other than the State of New York. Unless otherwise defined herein or in the Credit Agreement, terms used in Article 9 of the Uniform Commercial Code in the State of New York are used herein as therein defined.

              SECTION 25. No Petition in Bankruptcy. Each of the parties to this Agreement severally and not jointly, hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all outstanding Commercial Paper, Loans and Indenture Notes, it will not institute against, or join any other Person in instituting against, the Lender or the Borrower any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

              SECTION 26. Waiver of Jury Trial. EACH OF THE PARTIES HERETO AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation, contract claims, tort claims, breach of other common law and statutory claims. Each of the parties hereto acknowledges that this waiver is a material inducement for each other party to enter into a business relationship, that each other party has already relied on the waiver in entering into this Agreement and that each will continue to rely on the waiver in their related future dealings. Each of the parties hereto further warrants and represents that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

              SECTION 27. Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City; and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the other Facility Documents or any of the Basic Documents (as defined in the Indenture), or for recognition of enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Collateral Agent may otherwise have to bring any action or proceeding relating to this Agreement, the other Facility Documents or the Basic Documents against the Borrower or its properties in the courts of any jurisdiction.

              (b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, the other Facility Documents or the Basic Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

              (c) The Borrower irrevocably consents to service of process in the manner provided for notices in Section 20. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

              SECTION 28. Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement or be given any substantive effect.

              SECTION 29. Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

              SECTION 30. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized, as of the date first above written.

                                       BROADWAY RECEIVABLES, INC.
                                         (formerly CHH Receivables, Inc.),
                                         as the Borrower


                                       By_________________________________
                                         Title:

                                       GENERAL ELECTRIC CAPITAL CORPORATION,
                                         as the Agent, the Liquidity Agent
                                         and the LOC Agent


                                       By_________________________________
                                         Title:

                                       BLUE HAWK FUNDING CORPORATION,
                                         as the Lender


                                       By_________________________________
                                         Title:

                                       BANKERS TRUST COMPANY,
                                         as Trustee


                                       By_________________________________
                                         Title:

                                       BANKERS TRUST COMPANY,
                                         as the Cash Collateral Bank


                                       By_________________________________
                                         Title:

                                       GENERAL ELECTRIC CAPITAL CORPORATION,
                                         as the Collateral Agent


                                       By_________________________________
                                         Title:

                                                                      SCHEDULE I




                            BLOCKED DEPOSIT ACCOUNTS


  Name and Address           Mailing Address of
       of Bank                 Blocked Deposit       Account Number
- -----------------------      ------------------      --------------

                                                                     SCHEDULE II

                               POST OFFICE BOXES


1.       Post Office Box 52094
         Phoenix General Mail Facility
         4949 East Van Buren Street
         Phoenix, Arizona  85026

                                                                    SCHEDULE III




                              EQUIPMENT LOCATIONS


1.       Broadway Stores, Inc.
         Phoenix Administrative Center (PAC)
         1345 South 52nd Street
         Tempe, Arizona  85281

2.       Broadway Stores, Inc.
         Information Services
         1600 North Kraemer Boulevard
         Anaheim, California  92806

                                                                     SCHEDULE IV


                   Offices Where Related Contracts and Books,
                 Records, Etc. Evidencing Receivables Are Kept

Broadway Southern California
3880 N. Mission Road
Los Angeles, CA  90031

Broadway Southwest
1524 W. 14th Street
Tempe, AZ  85281

Phoenix Administrative Center (PAC)
1345 So. 52nd Street
Tempe, AZ  85281

Information Services
1600 N. Kraemer Blvd.
Anaheim, CA  92806

Arcus Data Security, Inc.
288 Navajo
San Marcos, CA  92069